American Assets Trust, Inc. Reports Third Quarter 2016 Financial Results

Net income available to common stockholders of $8.5 million and $23.7 million, respectively, for the three and nine months ended September 30, 2016, or $0.19 and $0.52 per diluted share, respectively
FFO per share increases 7% and 5% year-over-year for the three and nine months ended September 30, 2016, respectively
Same-Store Cash NOI increases 8% and 7% year-over-year for the three and nine months ended September 30, 2016, respectively
Quarterly dividend increased 4% to $0.26 per share of common stock

SAN DIEGO, California - 11/1/2016 - American Assets Trust, Inc. (NYSE: AAT) (the “company”) today reported financial results for its third quarter ended September 30, 2016.

Financial Results and Recent Developments

•	Net income available to common stockholders of $8.5 million and $23.7 million, respectively, for the three and nine months ended September 30, 2016, or $0.19 and $0.52 per diluted share, respectively

•	Funds From Operations increased 7% and 5% year-over-year to $0.47 and $1.37 per diluted share for the three and nine months ended September 30, 2016 compared to the same periods in 2015, respectively

•	Introducing 2017 annual guidance range of $1.98 to $2.06 of FFO per diluted share, a 9% increase over the 2016 annual guidance midpoint

•	Quarterly dividend increased 4% to $0.26 per share of common stock for the fourth quarter of 2016

•	Same-store cash NOI increased 8% and 7%, respectively, for the three and nine months ended September 30, 2016 compared to the same periods in 2015

•	Same-store GAAP NOI increased 2% and 3%, respectively, for the three and nine months ended September 30, 2016 compared to the same periods in 2015

•
Leased approximately 38,800 comparable office square feet at an average cash-basis and GAAP-basis contractual rent increase of 10% and 17%, respectively, during the three months ended September 30, 2016

•
Leased approximately 98,700 comparable retail square feet at an average cash-basis and GAAP-basis contractual rent increase of 13% and 18%, respectively, during the three months ended September 30, 2016

Net income attributable to common stockholders was $8.5 million, or $0.19 per basic and diluted share for the three months ended September 30, 2016 compared to $13.6 million, or $0.30 per basic and diluted share for the three months ended September 30, 2015. For the nine months ended September 30, 2016, net income attributable to common stockholders was $23.7 million, or $0.52 per basic and diluted share, compared to net income attributable to common stockholders of $30.3 million, or $0.69 per basic and diluted share for the nine months ended September 30, 2015. The decrease in net income attributable to common stockholders from the corresponding periods in 2015 was primarily due to the gain on sale of Rancho Carmel Plaza during the third quarter of 2015 and an increase in depreciation and amortization expense and interest expense during the three and nine months ended September 30, 2016 attributed to the completion of Hassalo on Eighth, which was completed during the third and fourth quarters of 2015.

During the third quarter of 2016, the company generated funds from operations (“FFO”) for common stockholders of $29.8 million, or $0.47 per diluted share, compared to $27.6 million, or $0.44 per diluted share, for the quarter ended September 30, 2015. For the nine months ended September 30, 2016, the company generated FFO for common stockholders of $86.3 million, or $1.37 per diluted share, compared to $81.6 million, or $1.31 per diluted share, for the nine months ended September 30, 2015. The increase in FFO from the corresponding periods in 2015 was primarily due to additional operating income from Hassalo on Eighth and growth in same-store net operating income from our existing portfolio.

FFO is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release.

Portfolio Results
The portfolio leased status as of the end of the indicated quarter was as follows:

	September 30, 2016	June 30, 2016	September 30, 2015
Total Portfolio
Retail (1)	97.0%	98.2%	98.3%
Office (2)	89.9%	90.4%	93.2%
Multifamily (3)	91.7%	92.5%	91.4%
Mixed-Use:
Retail	98.8%	98.3%	100.0%
Hotel	90.3%	88.4%	89.6%

Same-Store Portfolio
Retail (1)	97.3%	98.6%	98.3%
Office (2)	97.8%	97.8%	98.4%
Multifamily (3)	94.9%	97.2%	93.6%
Mixed-Use:
Retail	98.8%	98.3%	100.0%
Hotel	90.3%	88.4%	89.6%
(1) Total retail leased percentage at September 30, 2016 includes the retail component of Hassalo on Eighth - Elwood and Velomor buildings, which were placed in operations in April and July 2016, respectively. Same-store retail leased percentages exclude Hassalo on Eighth.
(2) Total office leased percentage at September 30, 2016 and June 30, 2016 includes Torrey Reserve Campus and Lloyd District Portfolio. Same-store office leased percentages exclude Torrey Reserve Campus and Lloyd District Portfolio due to significant redevelopment activity during the period.
(3) Total multifamily leased percentage at September 30, 2016 and June 30, 2016 includes Hassalo on Eighth, which became available for occupancy in July and October of 2015. Same-store multifamily leased percentages exclude Hassalo on Eighth.

During the third quarter of 2016, the company signed 39 leases for approximately 150,900 square feet of retail and office space, as well as 420 multifamily apartment leases. Renewals accounted for 85.7% of the comparable retail leases, 66.7% of the comparable office leases and 36.7% of the residential leases.

Retail and Office
On a comparable space basis (i.e. leases for which there was a former tenant) during the third quarter of 2016 and trailing four quarters ending September 30, 2016, our retail and office leasing spreads are shown below:

		Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	GAAP Straight-Line Basis % Change Over Prior Rent
Retail	Q3 2016	21	98,700	13.3%	$31.94	$28.20	18.2%
	Last 4 Quarters	65	309,500	6.3%	$32.12	$30.21	13.2%

Office	Q3 2016	12	38,800	9.6%	$41.43	$37.79	16.8%
	Last 4 Quarters	54	205,400	7.3%	$39.17	$36.50	14.9%

Multifamily
As of September 30, 2016, Hassalo on Eighth was approximately 87% leased with average monthly base rent per leased unit of $1,735.

As of October 31, 2016, we have in-place leases for 166 of the Velomor building's 177 units, or approximately 94%; 294 of Aster Tower's 337 units, or approximately 87%; and 124 of the Elwood building's 143 units, or approximately 87%. In total, as of October 31, 2016, we have in-place leases for 584 units of 657 units at Hassalo on Eighth, or approximately 89%.

At September 30, 2016, the average monthly base rent per leased unit for same-store properties was $1,738 compared to an average monthly base rent per leased unit of $1,650 at September 30, 2015, an increase of approximately 5%.

Same-Store Property Operating Income
For the three and nine months ended September 30, 2016, same-store property operating income increased 7.6% and 6.7%, respectively, on a cash basis compared to the corresponding periods in 2015. For the three and nine months ended September 30, 2016, same-store property operating income increased 1.8% and 3.2%, respectively, on a GAAP basis compared to the corresponding periods in 2015. The same-store property operating income by segment was as follows (in thousands):

	Three Months Ended (1)			Nine Months Ended (1)
	September 30,			September 30,
	2016	2015	Change	2016	2015	Change
Cash Basis:
Retail	$18,318	$17,795	2.9%	$54,224	$53,058	2.2%
Office	13,127	11,607	13.1	38,440	34,271	12.2
Multifamily	3,236	2,927	10.6	9,595	8,556	12.1
Mixed-Use	7,615	6,993	8.9	19,783	18,490	7.0
	$42,296	$39,322	7.6%	$122,042	$114,375	6.7%

GAAP Basis:
Retail	$17,831	$18,124	(1.6)%	$54,068	$53,972	0.2%
Office	12,937	13,050	(0.9)	39,012	38,008	2.6
Multifamily	3,236	2,927	10.6	9,595	8,556	12.1
Mixed-Use	7,647	6,802	12.4	19,865	18,158	9.4
	$41,651	$40,903	1.8%	$122,540	$118,694	3.2%

(1)
Same-store portfolio excludes (i) Torrey Reserve Campus and Lloyd District Portfolio due to significant redevelopment activity during the period; (ii) Rancho Carmel Plaza as it was sold on August 6, 2015; (iii) Hassalo on Eighth - Multifamily, which became available for occupancy in July and October of 2015; (iv) Hassalo on Eighth - Retail, which was placed in operations in April and July of 2016; and (v) land held for development.

On a same-store cash basis, retail property operating income increased for the three and nine months ended September 30, 2016 compared to the same periods in 2015 primarily due to higher annualized base rents, specifically at Carmel Mountain Plaza. On a same-store GAAP basis, retail property operating income decreased for the three months ended September 30, 2016 primarily due to an increase in bad debt expense at Waikele Center attributable to the anticipated Kmart store closure.

On a same-store cash basis, office property operating income increased for the three and nine months ended September 30, 2016 compared to the same periods in 2015 primarily due to higher annualized base rents, specifically at The Landmark at One Market. On a same-store GAAP basis, office property operating income decreased for the three months ended September 30, 2016 primarily due to an increase in rental expenses for the Annex Lease at The Landmark at One Market.

On a same-store basis, multifamily property operating income increased for the three and nine months ended September 30, 2016 compared to the corresponding periods in 2015 primarily due to an increase in average monthly base rent during 2016.

On a same-store basis, mixed-use property operating income increased for the three and nine months ended September 30, 2016 compared to the corresponding periods in 2015 primarily due to higher revenue per available room at the hotel portion of our mixed-use property.

Development
Our development efforts at Torrey Point are ongoing with plans including two Class A office buildings of approximately 88,000 square feet in the aggregate, with panoramic unobstructed views of the Torrey Pines State Park Beach, Torrey Reserve and the Pacific Ocean. Projected costs of the development at Torrey Point remain approximately $53 million, of which approximately $27 million has been incurred to date. We expect to incur the remaining costs for development of Torrey Point in 2016 and 2017. We expect the Torrey Point development to be stabilized in 2018 with an estimated stabilized cash yield of approximately 7.5% to 8.6%.

Our development opportunities are subject to market conditions and actual results may vary.

Balance Sheet and Liquidity
At September 30, 2016, the company had gross real estate assets of $2.3 billion and liquidity of $312.0 million, comprised of cash and cash equivalents of $62.0 million and $250.0 million of availability on its line of credit.

For the three months ended September 30, 2016, we issued 219,480 shares of common stock through our at-the-market ("ATM") equity program at a weighted average price per share of $45.50, resulting in net proceeds of $9.7 million. We intend to use the net proceeds primarily to fund our development activities at Torrey Point and to repay existing indebtedness. As of September 30, 2016, we had the capacity to issue up to an additional $206.6 million in shares of common stock under our ATM equity program.

Dividends
The company declared dividends on its shares of common stock of $0.25 per share for the third quarter of 2016. The dividends were paid on September 29, 2016.

In addition, the company has declared a dividend on its common stock of $0.26 per share for the quarter ending December 31, 2016, which is a 4% increase over the prior quarterly dividend of $0.25 per share. The dividend will be paid on December 22, 2016 to stockholders of record on December 8, 2016.

Guidance
The company tightened its guidance range for full year 2016 FFO per diluted share of a range of $1.84 to $1.86 per share from the prior guidance range of $1.82 to $1.88 per share.

Additionally, the company is providing its initial guidance for a full year 2017 FFO per diluted share range of $1.98 to $2.06 per share, an increase of 9% from the revised 2016 annual guidance midpoint. The company's guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, future debt financings or repayments. The company will discuss key assumptions regarding the guidance on tomorrow's conference call, as described below.

The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, credit spreads and the amount and timing of acquisition and development activities. The company's actual results may differ materially from these estimates.

Conference Call
The company will hold a conference call to discuss the results for the third quarter of 2016 on Wednesday, November 2, 2016 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-877-868-5513 and use the pass code 94325191. A telephonic replay of the conference call will be available beginning at 12:00 p.m. PT on Wednesday, November 2, 2016 through Saturday, November 5, 2016. To access the replay, dial 1-855-859-2056 and use the pass code 94325191. A live on-demand audio webcast of the conference call will be available on the company's website at www.americanassetstrust.com. A replay of the call will also be available on the company's website.

Supplemental Information
Supplemental financial information regarding the company's third quarter 2016 results may be found in the “Investor Relations” section of the company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	September 30, 2016	December 31, 2015
Assets	(unaudited)
Real estate, at cost
Operating real estate	$2,226,437	$2,163,444
Construction in progress	52,139	73,121
Held for development	9,447	9,463
	2,288,023	2,246,028
Accumulated depreciation	(454,503)	(411,166)
Net real estate	1,833,520	1,834,862
Cash and cash equivalents	61,959	39,925
Restricted cash	10,246	11,623
Accounts receivable, net	8,604	7,518
Deferred rent receivables, net	38,283	38,422
Other assets, net	36,616	41,939
Total assets	$1,989,228	$1,974,289
Liabilities and equity
Liabilities:
Secured notes payable, net	$467,866	$579,000
Unsecured notes payable, net	596,008	446,613
Unsecured line of credit	—	30,000
Accounts payable and accrued expenses	42,607	31,821
Security deposits payable	6,098	5,956
Other liabilities and deferred credits, net	62,137	51,972
Total liabilities	1,174,716	1,145,362
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 45,640,980 and 45,407,719 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	456	454
Additional paid-in capital	874,859	863,432
Accumulated dividends in excess of net income	(74,328)	(64,066)
Accumulated other comprehensive (loss) income	(8,583)	(258)
Total American Assets Trust, Inc. stockholders' equity	792,404	799,562
Noncontrolling interests	22,108	29,365
Total equity	814,512	828,927
Total liabilities and equity	$1,989,228	$1,974,289

American Assets Trust, Inc.
Unaudited Consolidated Statements of Income
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue:
Rental income	$71,852	$67,471	$207,318	$193,776
Other property income	4,124	3,818	11,208	10,317
Total revenue	75,976	71,289	218,526	204,093
Expenses:
Rental expenses	20,591	18,985	58,634	52,810
Real estate taxes	7,396	6,676	20,446	18,710
General and administrative	4,513	6,357	13,456	16,161
Depreciation and amortization	17,992	15,761	53,159	46,154
Total operating expenses	50,492	47,779	145,695	133,835
Operating income	25,484	23,510	72,831	70,258
Interest expense	(13,049)	(11,258)	(39,148)	(34,250)
Gain on sale of real estate	—	7,121	—	7,121
Other expense, net	(577)	(347)	(454)	(440)
Net income	11,858	19,026	33,229	42,689
Net income attributable to restricted shares	(42)	(32)	(128)	(115)
Net income attributable to unitholders in the Operating Partnership	(3,342)	(5,432)	(9,377)	(12,277)
Net income attributable to American Assets Trust, Inc. stockholders	$8,474	$13,562	$23,724	$30,297

Net income per share
Basic income attributable to common stockholders per share	$0.19	$0.30	$0.52	$0.69
Weighted average shares of common stock outstanding - basic	45,377,719	44,998,281	45,282,643	44,176,007

Diluted income attributable to common stockholders per share	$0.19	$0.30	$0.52	$0.69
Weighted average shares of common stock outstanding - diluted	63,272,702	62,897,797	63,180,637	62,076,238

Dividends declared per common share	$0.25	$0.2325	$0.75	$0.6975

Reconciliation of Net Income to Funds From Operations
The company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

	Three Months Ended	Nine Months Ended
	September 30, 2016	September 30, 2016
Funds From Operations (FFO)
Net income	$11,858	$33,229
Depreciation and amortization of real estate assets	17,992	53,159
FFO, as defined by NAREIT	$29,850	$86,388
Less: Nonforfeitable dividends on incentive stock awards	(41)	(124)
FFO attributable to common stock and units	$29,809	$86,264
FFO per diluted share/unit	$0.47	$1.37
Weighted average number of common shares and units, diluted	63,274,411	63,182,040

Reported results are preliminary and not final until the filing of the company's Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
The company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year-over-year, captures trends in occupancy rates, rental rates and operating costs. The company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the company's properties, all of which have real economic effects and could materially impact the company's results from operations, the utility of FFO as a measure of the company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the company does, and, accordingly, the company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the company's performance. FFO should not be used as a measure of the company's liquidity, nor is it indicative of funds available to fund the company's cash needs, including the company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About American Assets Trust, Inc.
American Assets Trust, Inc. (the “company”) is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. The company is celebrating its 50th year of acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington and Hawaii.  The company's retail portfolio comprises approximately 3.1 million rentable square feet, and its office portfolio comprises approximately 2.7 million square feet. In addition, the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and 1,579 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607